===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  ADVO, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                               [LOGO] ADVO, Inc.

December 13, 2001

Dear Stockholder:

  You are cordially invited to the Annual Meeting of Stockholders of ADVO, Inc., to be held on Thursday, January 17, 2002, at the Company's corporate headquarters, One Univac Lane, Windsor, Connecticut, commencing at 11:30 A.M.
(EST). Your Board of Directors and management team look forward to greeting personally those of you who are able to attend.

  At the meeting, you will be asked to elect the members of the Board of Directors; to ratify the appointment of independent auditors for the fiscal year ending September 28, 2002; and to transact such other business as may properly be brought before the meeting.

  In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest. Important information is contained in the accompanying proxy statement, which you are urged to read carefully.

  It is important that your shares are represented and voted at the meeting, regardless of the number you own and whether you plan to attend. Accordingly, you are requested to mark, sign, date and return the enclosed proxy in the envelope provided at your earliest convenience.

  Your interest and participation in the affairs of the Company are greatly appreciated.

                                          Sincerely,
                                          /s/ Gary M. Mulloy

                                          Gary M. Mulloy
                                          Chairman and Chief
                                          Executive Officer

                               [LOGO] ADVO, Inc.
                                  ADVO, INC.

                   Notice of Annual Meeting of Stockholders

  The Annual Meeting of Stockholders of ADVO, Inc. (the "Company") will be held at the Company's corporate headquarters, One Univac Lane, Windsor, Connecticut, on Thursday, January 17, 2002, at 11:30 A.M. (EST), to consider and take action on the following items:

    1. The election of seven directors, as described in the attached proxy statement, to serve until the Annual Meeting of Stockholders in 2003;

    2. The ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 28, 2002; and

    3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

  Only holders of Common Stock of record at the close of business on November 23, 2001 are entitled to vote at the meeting or any adjournment thereof. A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the Company's corporate headquarters, One Univac Lane, Windsor, Connecticut.

                                          By Order of the Board of Directors

                                          /s/ David M Stigler
                                          David M. Stigler, Secretary

Windsor, Connecticut
December 13, 2001

  YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                  ADVO, INC.
                                One Univac Lane
                                 P.O. Box 755
                        Windsor, Connecticut 06095-0755

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of ADVO, Inc. (the "Company" or "ADVO"), a Delaware corporation, to be held at the Company's corporate headquarters, One Univac Lane, Windsor, Connecticut, on Thursday, January 17, 2002 at 11:30 A.M. (EST).

  The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company.

  The cost of soliciting proxies on the accompanying form will be borne by the Company. The Company will request banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners of the Company's Common Stock to secure their voting instructions, if necessary. The Company will reimburse banks, brokers, custodians, nominees and fiduciaries for their expenses in so doing. Directors, officers and regular employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies personally, by telephone and by electronic mail from stockholders. The Company has retained Mellon Investors Services LLC to assist in the solicitation of proxies at an estimated cost of $10,000 including expenses, which will be paid by the Company. These proxy materials are first being mailed to stockholders on or about December 17, 2001. The Company's Annual Report to stockholders for the fiscal year ended September 29, 2001 is being furnished concurrently herewith to stockholders of record. Additional copies of the Annual Report may be obtained upon written request to the Corporate Secretary, ADVO, Inc., One Univac Lane, Windsor, CT 06095 or by telephone at 860-285-6100.

  A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted, by notifying the Corporate Secretary in writing of such revocation, by filing a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the attorneys named in the enclosed form of proxy to vote FOR the election of the nominees named herein as directors and FOR Proposal 2.

                         OUTSTANDING VOTING SECURITIES

  Only holders of ADVO Common Stock, par value $.01 per share ("Common Stock"), of record at the close of business on November 23, 2001 (the "Record Date") are entitled to notice of and to vote at the meeting. On the Record Date, there were 19,947,508 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of the Record Date, those persons known to the Company who beneficially owned 5% or more of the outstanding Common Stock were as follows:

                                                           Number of
                                                             Shares
      Name and Address                                    Beneficially
    of Beneficial Owner                                      Owned     Percent
    -------------------                                   ------------ -------
David L. Babson & Company, Inc.(1).......................  1,531,095     7.7%
 One Memorial Drive
 Cambridge, Massachusetts 02142

Artisan Partners Limited Partnership(1)..................  1,331,900     6.7%
 1000 North Water Street, Suite 1770
 Milwaukee WI 53202

T. Rowe Price Associates, Inc.(1)........................  1,203,100     6.0%
 100 East Pratt Street
 Baltimore, Maryland 21202

Cramer Rosenthal McGlynn, LLC(1).........................  1,017,642     5.1%
 707 Westchester Ave.
 White Plains, NY 10604

--------
(1) The information relating to the ownership of the Common Stock by this entity or individual is based on a statement on Form 13F for the quarter ended September 30, 2001 filed by such entity or individual with the Securities and Exchange Commission ("SEC").

                           GOVERNANCE OF THE COMPANY

  In accordance with the Company's By-laws, as amended, and the applicable laws of Delaware, responsibility for the management of the Company is vested in the Board of Directors (the "Board"). During the fiscal year ended September 29, 2001, the Board of Directors met five times. Each Director attended at least 75% of all the meetings of the Board of Directors and the committees of the Board of Directors on which he served, except Todd Brown who attended 71% of the meetings, and John Vogelstein who attended 40% of the meetings. Bruce Crawford will retire from the Board on January 17, 2002. John Mahoney joined the Board on January 18, 2001.

  The Company has a standing Audit Committee. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Audit Committee Report", included in this annual proxy statement.

  The Board has delegated responsibilities with respect to certain compensation matters, selection of directors and other governance issues to the Compensation and Nomination Committee. The members of the Compensation and Nomination Committee were Messrs. Dyer (Chairman), Newman, and Rockwell. The Compensation and Nomination Committee has the responsibility to help formulate short and long-term compensation plans and help develop the Company's compensation philosophy. The committee also reviews specific proposals regarding executive compensation and other aspects of the terms of employment of the Company's senior management. The Compensation and Nomination

Committee met two times during the fiscal year ended September 29, 2001, and no member of the Compensation and Nomination Committee missed a meeting. The Compensation and Nomination Committee does not currently have procedures in place to consider nominees recommended by stockholders.

  The Company has no executive committee or other committees, except for the above. Total attendance was 85% for all board and committee meetings.

  Directors, other than those who are full-time employees of the Company or a subsidiary, are each currently eligible to receive an annual fee of $30,000, a fee of $1,000 for each Board meeting they attend, and $500 for each committee meeting they attend. Meetings attended via phone are compensated at half of the regular meeting rate. Directors serving as chairman of a committee of the Board of Directors receive an additional $2,000 per year for each chairmanship held. Directors who are full-time employees of the Company receive no remuneration for serving on the Board of Directors or its committees. All Directors' expenses for attending Board of Directors' meetings are reimbursed by the Company.

  Under the 1990 Non-Employee Directors' Restricted Stock Plan (the "Non-Employee Directors' Plan"), restrictions lapsed in fiscal 2001 on 3,000 shares held by each of the following directors: Messrs. Brown, Crawford, Dyer, Newman, Rockwell and Vogelstein. In addition, grants of 3,000 restricted shares were made in fiscal 2001 to each of Messrs. Brown, Crawford, Dyer, Mahoney, Newman, Rockwell and Vogelstein. These will vest over a one-year period if the recipients remain on the Board. Upon election to the Board, Mr. Mahoney received options to purchase 10,000 shares of Common Stock at an exercise price of $41.875 per share, which will become exercisable after a one-year period.

                           1. ELECTION OF DIRECTORS

  The By-laws of the Company, as amended, provide for a Board of Directors consisting of not less than three nor more than 15 members, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has determined that the Company will have seven Directors at this time. Each person elected as a director of the Company will hold office until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified.

  The stockholders elected all of the nominees set forth below to their present terms at the 2001 Annual Meeting. Each nominee has consented to being named herein and has agreed to serve if elected.

  The affirmative vote of a plurality of the voting power represented at the meeting is required for a nominee to be elected as a Director of the Company. "Plurality" means that the nominees who receive the largest number of votes cast "FOR" are elected as directors up to the maximum number of Directors to be chosen at the meeting. Votes withheld and broker non-votes are not counted towards the plurality vote calculation.

Nominees for Election

  GARY M. MULLOY, age 56. Mr. Mulloy became Chairman of the Board on June 28, 1999 and Chief Executive Officer on January 1, 1999. From November 1996 to December 1998, he was President and Chief Operating Officer. Mr. Mulloy was elected to the Board of Directors on December 3, 1996. From 1990 to October 1996, he was President and Chief Executive Officer of Pilkington Barnes-Hind, Inc., a division of Pilkington Vision Care.

  TODD C. BROWN, age 52. Mr. Brown has been a director of the Company since April 2000. Mr. Brown is Executive Vice President of Kraft Foods, Inc. and President of its e-Commerce Division. Mr. Brown has held various positions at Kraft Foods, Inc. since 1985. Mr. Brown also serves on the Boards of S.C. Johnson Commercial Markets and the Jessie Owens Foundation.

  DAVID F. DYER, age 52. Mr. Dyer has been a director of the Company since May 1997. Mr. Dyer is President, Chief Executive Officer of Lands' End, Inc., an international direct merchant of apparel and home furnishings. Mr. Dyer was the Chief Operating Officer of the Home Shopping Network, Inc. from 1994 to 1995. Previous to that, from 1989 to 1994, Mr. Dyer held senior management positions with Lands' End, Inc.

  JOHN J. MAHONEY, age 50. Mr. Mahoney has been a director of the Company since January 2001. He is Executive Vice President and Chief Administrative Officer of Staples, Inc. Mr. Mahoney joined Staples as Chief Financial Officer in September 1996, and was promoted to his current position in October 1997. Prior to joining Staples, Mr. Mahoney was with Ernst & Young LLP for 20 years, and served in the Accounting and Auditing Group of the firm's National Office.

  JOHN R. ROCKWELL, age 73. Mr. Rockwell has been a director of the Company since May 1990. Until April 1, 1990, he was Senior Vice President, Group Executive and a Director of Booz, Allen & Hamilton, Inc., a management consulting firm, a position he held for more than five years. Mr. Rockwell is also a Director of The Forum Corporation and Tom's of Maine, Inc.

  HOWARD H. NEWMAN, age 54. Mr. Newman has been a director of the Company since August 1986. He has been associated with Warburg Pincus, LLC, a venture capital company, since January 1984 and has been a partner of Warburg, Pincus and Company ("Warburg") since January 1987. Mr. Newman is also a Director of Newfield Exploration Company, Cox Insurance Holdings, Plc., Encore Acquisition Company, EEX Corporation, Dime Bancorp Inc., Spinnaker Exploration Company, and several privately owned companies. Mr. Newman also serves as Vice Chairman of the Yale Alumni Fund.

  JOHN L. VOGELSTEIN, age 68. Mr. Vogelstein has been a director of the Company since November 1988. Mr. Vogelstein was previously a director of the Company from August 1986 to December 1987. He has been Vice Chairman of the Board of Directors and President of Warburg for more than five years. Mr. Vogelstein is also a Director of Mattel, Inc., and Journal Register Company.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information with respect to the Common Stock beneficially owned by the directors, nominees, the persons named in the Summary Compensation Table on page 6 of this Proxy Statement and by all directors and executive officers as a group, as of the Record Date. Except as otherwise indicated, each person listed has sole voting and investment power with respect to shares beneficially owned.

                                                     Number of Shares
Name of Individual                                   of Common Stock   Percent
------------------                                   ----------------  -------
Gary M. Mulloy......................................      377,733(1)     1.9%
Myron L. Lubin......................................       78,192(2)      .4
Donald E. McCombs...................................       95,528(3)      .5
Edwin Harless.......................................       19,142(4)      .1
A. Brian Sanders....................................       49,552(5)      .3
Beth Bronner........................................          --         --
Todd C. Brown.......................................       16,000(6)      .1
Bruce Crawford......................................       12,000         .1
David F. Dyer.......................................       19,625(7)      .1
John J. Mahoney.....................................       13,000(6)      .1
John R. Rockwell....................................       36,375(8)      .2
Howard H. Newman....................................       38,125(9)      .2
John L. Vogelstein..................................      112,525(9)      .6
All Directors and executive officers as a group (21
 persons)...........................................    1,118,486(10)    5.4

--------
 (1) Includes 316,300 shares Mr. Mulloy has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (2) Includes 62,250 shares Mr. Lubin has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (3) Includes 49,645 shares Mr. McCombs has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (4) Includes 9,687 shares Mr. Harless has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock options plans.
 (5) Includes 41,841 shares Mr. Sanders has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (6) Includes 10,000 shares Mr. Brown and Mr. Mahoney have the right to acquire within 60 days of the Record Date pursuant to options granted under the Company's stock option plans.
 (7) Includes 5,625 shares Mr. Dyer has the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.
 (8) Includes 11,125 shares Mr. Rockwell has the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.
 (9) Includes 3,125 shares Mr. Newman and Mr. Vogelstein have the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.
(10) Includes 634,221 shares all directors and executive officers as a group have the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established. In fiscal 2001, all required reports of beneficial ownership of the Company's Common Stock were timely filed except for the Form 3 for David Barber. In addition, the final Form 4 for Beth Bronner was not timely filed upon her resignation from the Company. Both of the above were ultimately filed by the Company.

                            EXECUTIVE COMPENSATION

  The following table shows compensation paid by the Company and its subsidiaries for services in all capacities during fiscal 2001, 2000, and 1999 to each of the following named executive officers of the Company, including the Chief Executive Officer.

                          Summary Compensation Table

                                   Annual             Long-Term
                                Compensation     Compensation Awards
                              ----------------- ---------------------
                                                Restricted Securities
   Name and Principal                             Stock    Underlying    All Other
        Position         Year  Salary  Bonus(1) Awards(2)  Options(3) Compensation(4)
   ------------------    ---- -------- -------- ---------- ---------- ---------------
Gary M. Mulloy.......... 2001 $545,542 $    --   $162,000    65,000      $  10,500
 Chairman and Chief      2000  521,815  385,962       --     57,000         10,500
 Executive Officer       1999  501,538  156,966   650,000    35,400         10,000

Myron L. Lubin.......... 2001  311,962      --     40,500    15,000         26,250
 Executive Vice
  President--            2000  298,308  131,538       --     20,000         21,165
 Strategic Business      1999  298,183   60,434   390,000    30,000         24,696
 Development

Donald E. McCombs....... 2001  285,615      --     40,500    47,507         23,823
 Executive Vice
  President--            2000  266,962  117,433       --     56,728         18,778
 President, ADVO
  Operations             1999  257,923   51,999       --     23,051         21,326
 Group

Edwin Harless........... 2001  281,000      --     20,250     7,750         10,154
 Senior Vice President-- 2000   32,035   16,659   446,875    31,000        111,241
 Human Resources         1999      --       --        --        --             --

A. Brian Sanders........ 2001  267,323      --     40,500    21,432         12,115
 Senior Vice President-- 2000  242,708   94,923       --     18,208          6,646
 Sales and Client
  Marketing              1999  230,061   41,196       --      9,000          8,160

Beth Bronner............ 2001  263,815      --        --     15,000      1,860,000
 Former President and
  Chief                  2000   44,091   25,962   860,000    70,000        176,589
 Operating Officer       1999      --       --        --        --             --

--------
(1) Amounts for each fiscal year represent bonus compensation earned for that year payable in the subsequent year.

(2) The number of restricted shares of Common Stock held at fiscal year end and the value of such holdings, based on the number of restricted shares for which restrictions have not lapsed times the closing market price at September 29, 2001, was 12,333 shares and $419,322 for Mr. Mulloy, 7,167 shares and $243,678 for Mr. Harless, 1,000 shares and $34,000 for each of the following: Mr. Lubin, Mr. McCombs, and Mr. Sanders. The shares of restricted stock granted to Ms. Bronner in fiscal 2000 were forfeited in connection with her resignation on April 24, 2001. Restricted shares vest equally over a three-year period from the date of grant (one-third on each anniversary date) with the exception of the fiscal 2001 grant which vests over a one-year period. Holders of restricted shares are eligible to receive dividends to the same extent as holders of Common Stock, when dividends are declared and payable.
(3) Includes reload option grants received from surrendering previously owned shares of ADVO Common Stock to pay the exercise price on option exercises and shares withheld to satisfy income tax withholding requirements.
(4) Amounts represent contributions made on behalf of the named executives to the Company's 401(k) plan and non-qualified savings plan. In addition, for fiscal 2001, these amounts include $1,860,000 of wage continuation for Ms. Bronner, accrued under her pre-existing employment agreement following her resignation. Also included in "All Other Compensation" for fiscal 2000 was $111,241 for Mr. Harless and $176,589 for Ms. Bronner, representing a cash payment upon signing of their employment agreements.

Options

  Set forth below is certain information concerning stock options granted during fiscal 2001 by the Company to the named executive officers.

  The hypothetical present values on the date of grant of stock options granted in fiscal 2001 shown below are presented pursuant to the SEC proxy rules and are calculated under the modified Black-Scholes model for pricing options. (See footnote 3.) The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess of the market price of the Common Stock over the exercise price per share of the stock option. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized.

                       Option Grants In Last Fiscal Year

                                     Individual Grants
                        --------------------------------------------
                        Number of   % of Total
                        Securities   Options
                        Underlying  Granted to  Exercise             Grant Date
                         Options   Employees in   Price   Expiration  Present
  Name                   Granted   Fiscal Year  ($/Share)    Date    Value (3)
  ----                  ---------- ------------ --------- ---------- ----------
Grants (1)
Gary M. Mulloy.........   65,000        12%     $40.5000   11/30/10  $1,153,750

Myron L. Lubin.........   15,000         3       40.5000   11/30/10     266,250

Donald E. McCombs......   25,000         5       40.5000   11/30/10     443,750

Edwin Harless..........    7,750         1       40.5000   11/30/10     137,563

A. Brian Sanders.......   17,000         3       40.5000   11/30/10     301,750

Beth Bronner...........   15,000         3       40.5000   11/30/10     266,250

Reload Grants (2)
Donald E. McCombs......      515         *      $42.1000   06/12/02  $    4,959
                             895         *       42.1000   02/04/04       8,619
                             295         *       42.1000   12/01/04       2,841
                             642         *       42.1000   01/24/05       6,182
                             314         *       42.1000   10/09/05       3,024
                             515         *       42.1000   03/12/06       4,959
                           2,902         1%      42.1000   01/16/07      27,946
                           6,077         1       42.1000   11/06/07      58,522
                           2,501         *       42.1000   12/02/07      24,085
                           3,732         1       42.1000   12/01/08      35,939
                           4,119         1       42.1000   12/02/09      39,666

A. Brian Sanders.......    4,432         1       38.4375   07/29/07      39,356

--------
*  less than 1%
(1) Stock options granted in fiscal 2001 will become exercisable in 25% increments at one-year intervals from the date of grant. All options are subject to the reload feature of the 1998 Incentive Compensation Plan.
(2) Represent reload option grants received upon the exercise of previously outstanding exercisable options (the "existing options"). The number of reload options awarded upon the exercise of existing options is equal to the number of previously held shares an optionee tenders to pay the exercise price of the existing options and the number of shares an optionee elects to have withheld from the exercise of the existing options to pay statutory tax withholding requirements. The reload options retain the expiration date of the existing options and have an exercise price equal to the fair market value of the Common Stock on the date of exercise of the existing options. Reload options become exercisable on the earlier of one year from the date of grant or termination of employment with the Company.
(3) The present values on grant date are calculated under the modified Black-Scholes model, which is a mathematical formula used to value options traded on stock exchanges, modified for pricing employee stock options. This formula considers a number of factors in order to estimate the option's present value, including the stock's historical volatility (39%), the exercise period of the option, and the risk free rate of return (ranging from 4.6% to 7.0% depending on the option's grant and expiration dates).

  Set forth below is certain information concerning the number of shares acquired and the amounts realized on the exercise of stock options by the named executive officers during fiscal 2001, and the number and value of options held by the named executive officers at September 29, 2001. The value of exercised and unexercised in-the-money stock options at September 29, 2001 shown below is presented pursuant to SEC rules. The actual before-tax amount, if any, realized upon exercise of stock options will depend upon the excess, if any, of the market price of the Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will actually be realized.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                             Number of Securities      Value of Unexercised
                          Shares            Underlying Unexercised     In-the-Money Options
                         Acquired             Options at Year-End         At Year-End (1)
                            on     Value   ------------------------- -------------------------
          Name           Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- -------- ----------- ------------- ----------- -------------
Gary M. Mulloy..........     --        --    234,450      192,950    $3,604,988   $1,320,800
Myron L. Lubin..........  24,980  $476,976    41,750       49,250       725,750      377,500
Donald E. McCombs.......  35,622   649,530    22,145       86,257        88,580      451,250
Edwin Harless...........     --        --      7,750       31,000           --           --
A. Brian Sanders........   6,855   140,956    25,409       39,182       313,245      214,984
Beth Bronner............     --        --     17,500       67,500           --           --

--------
(1) Value is calculated by determining the difference between the fair market value at September 29, 2001 of the securities underlying the options ($34.00 per share) and the exercise price of the options.

Report of the Compensation and Nomination Committee

  The primary role of the Compensation and Nomination Committee of the Board of Directors is to represent the Board of Directors in its dealings with management in overseeing the process and substance of ADVO's Executive Compensation Policy and Philosophy, and in aligning the interests of stockholders and the needs of management. The Compensation and Nomination Committee believes it is generally in the Company's best interest, and it is the Company's intent, where possible, to preserve full compensation deductibility as permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, the Company recognizes that flexibility is necessary and must be maintained for those extraordinary circumstances that may arise on occasion for which the interests of the Company are better served by foregoing full deductibility. The Compensation and Nomination Committee is composed entirely of non-employee directors.

 Compensation Philosophy:

ADVO's compensation programs are designed to:

  .  Provide a fair, competitive and dynamic compensation program.

  .  Attract, retain, and develop a highly skilled and motivated workforce.

  . Tie compensation directly to the accomplishment of superior Company performance, creation of long-term stockholder value and attainment of specific strategic initiatives by emphasizing variable rather than fixed compensation.

  .  Align stockholders' and management's interests.

  To accomplish these objectives, ADVO's executive compensation program is composed of base salary, and short-term and long-term incentives, which taken together, provide a competitive compensation package that is highly leveraged toward the attainment of superior Company performance.

 Cash Compensation:

  ADVO's philosophy is to pay competitive cash compensation as compared with a broad spectrum of organizations. To assess its competitive position, ADVO participates in and reviews salary surveys with participant companies from multiple industry segments. These companies represent a cross section of organizations in all industries and are of similar size and scope to ADVO. These companies may or may not be included in the peer group analysis under "Company Financial Performance," since many of the Company's competitors for executive talent are outside the Company's business competitor peer group of companies or are privately held companies. The surveys are professionally administered by third parties and represent the different functional areas of ADVO's organization. In general, ADVO's cash compensation position is within the third quartile of the marketplace (better than the bottom 50% and less remunerative than the top 25%). Based on these surveys, ADVO annually reviews its salary and incentive structure and adjusts it as necessary to reflect the market.

 Base Pay:

  Individual base pay is determined by considering:

  . The individual's background, competencies, experience and current salary in relation to the market.

  .  Accomplishments as determined by the individual's performance appraisal.

  .  The financial spending guidelines of the Company.

 Short-Term Incentive:

  ADVO's philosophy is to provide significant financial incentives for key managers to attain and exceed the Company's financial objectives. These incentives are made under the 1998 Incentive Plan, approved by stockholders in 1999, and the ADVO Incentive Plan. These plans provide a strong link between the associate's accountabilities, scope of impact and business performance through the use of operationally tailored measurement criteria focusing on margin improvement and/or operating income goals. These plans provide a competitively benchmarked target award based on the level of the individual's job. The target awards range from 5% to 80% of salary. To realize the target award, certain Company financial performance objectives must be attained. These objectives include corporate, regional and business unit measures, and are measured in terms of achievement versus the annually established plan. The corporate measure is based on consolidated operating income. Regional and business unit objectives incorporate profitability objectives that are margin-based in the form of operating income or margin.

  The mix and weighting of these objectives is dependent on the organizational role of the individual. All individuals have at least a portion of their incentive based on the corporate measure as described above. The specific plan targets are not disclosed herein because they are considered confidential and their disclosure could competitively injure ADVO's business. The performance attainment and resulting payout for each objective is evaluated and calculated independently. Performance below plan results in ratably lower payouts, and performance above plan results in ratably higher payouts. The combined payout percentages based upon these results are limited only by the combined business performance. A minimum threshold of plan attainment is in place, below which no payout is made. The Compensation and Nomination Committee has the discretion to modify the actual awards. The bonuses of the Chief Executive Officer ("CEO") and any associate subject to Section 162(m) of the Code are based solely on corporate consolidated operating income financial results as defined above, and are subject to a capped individual payout.

  The Company's financial performance for fiscal 2001 fell below its operating income target. As a result, no awards were made to its executives or salaried associates.

 Long-Term Incentive:

  The 1998 Incentive Compensation Plan is the primary vehicle for long-term incentives. The plan is meant to:

  .  Link compensation opportunities to Company achievements.

  .  Balance annual results with ADVO's long-term performance.

  .  Strengthen the partnership between ADVO's executives and stockholders.

  Participation is limited to key management and executives in the Company. Long-term compensation targets vary by the level of the individual's position and were established based on market analysis provided from third party external consultants. Periodically, these targets will be reviewed. These targets are expressed as a fixed share amount, based on the level of the associate's position. Stock options granted in fiscal 2001 were granted at market price with 10-year terms.

  Service-based options are also used for hiring, promotion and retention situations and are determined in the same manner as described above.

  The Company's executives are also given the opportunity to receive "reload options". To receive such options, the plan requires executives to exercise their options by tendering mature shares of stock to "pay" for the underlying cost of the options and withholding shares to meet mandatory federal tax obligations. In return, they receive reload options in the same number as the number of shares utilized in the exercise. Any profit that results from the exercise is returned to the executive in the form of stock, which is to be retained for two years.

  Restricted stock may also be granted under the plan. While the governing plan allows for broader usage, historically, grants of restricted stock have been used for hiring, promotion and retention situations. The Company granted restricted stock for the purposes of hiring and promotion to a limited number of key positions during fiscal 2001. Additionally, shares of restricted stock were granted in 2001 which recognized achievement in excess of the operating income target in fiscal 2000. When these situations arise, the number of shares granted is based upon the level of the job.

  To foster greater alignment of the interests of executives and stockholders, ADVO expects executives who receive stock options to also make a personal financial commitment to acquire and hold significant amounts of ADVO stock. Persons receiving stock options are asked to acquire ADVO stock over a four-year period in an amount expressed as a portion of their annual base salary. The guidelines range from 150% of base salary for the CEO to 12.5% of base salary for entry level stock option recipients. The guidelines cover approximately 110 persons.

 CEO Compensation and Company Performance:

  Mr. Mulloy's salary is reviewed annually and may be increased, but not decreased, by the committee. The committee reviewed Mr. Mulloy's salary at the beginning of the calendar year using the same base salary guidelines utilized for other executives as discussed in the "Base Pay" section on page 10. He was granted an increase of 4.8%, or $25,000, bringing his salary to $545,000.

  As provided in his employment agreement, Mr. Mulloy's short-term incentive is determined under the 1998 Incentive Compensation Plan. Under this plan, the CEO's bonus is determined based solely on financial results and is awarded at the discretion of the Board of Directors. Mr. Mulloy received no short-term incentive for fiscal 2001.

  Mr. Mulloy was awarded options under the 1998 Incentive Compensation Plan to purchase 65,000 shares of Common Stock in the annual grant using the approach described above.

 Benefits:

  ADVO offers benefits to its key executives, serving a different purpose than do the above described elements of compensation. In general, these benefits provide a level of security against financial misfortune which may result from illness, disability or death. The benefits are principally those that are offered to all ADVO employees, with some variations, and generally promote tax efficiency and replacement of benefit opportunities afforded other employees, but which are lost to executives due to regulatory limits.

COMPENSATION AND NOMINATION COMMITTEE:
David F. Dyer (Chair)
Howard H. Newman
John R. Rockwell

Company Financial Performance

  The following graph compares the performance of the Company's Common Stock with the S&P 500 Index and a Selected Peer Group Index constructed by the Company. The comparison of total return for each of the years assumes $100 was invested on October 1, 1996 in each of the Company, the S&P 500 Index and the Selected Peer Group Index with investment return weighted on the basis of market capitalization. The Peer Group is comprised of Acxiom Corp., Catalina Marketing, R.R. Donnelley & Sons Co., Dunn & Bradstreet, Information Resources, Inc., Knight-Ridder, Inc., Readers Digest, Scholastic Corp., Tribune Co., Valassis Communications and the Washington Post. The Peer Group represents a mix of newspaper, publishing, database and marketing services companies that ADVO competes with in several of its major markets.

                              [CHART APPEARS HERE]
                 1996      1997      1998      1999      2000      2001
               -------   -------   -------   -------   -------   -------
ADVO, INC......$100.00   $153.68   $205.79   $167.90   $277.89   $286.63
S&P 500........ 100.00    140.45    153.15    195.74    221.74    162.70
Peer Group..... 100.00    117.62    113.95    150.29    148.38    138.22

  Assumes $100 invested October 1, 1996 in ADVO, Inc. Common Stock, S&P 500 Index and the Peer Group Index.

 * Total Return assumes reinvestment of dividends.
** ADVO's fiscal year ends on the last Saturday in September.

Audit Committee Report

  In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee of the Board ("Audit Committee") assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the financial reporting process and internal and financial controls.

  The Audit Committee is composed entirely of non-employee Directors who have no relationship to the Company which may interfere with the exercise of their independence from management and the Company. Audit Committee members for the fiscal year ended September 29, 2001 were Messrs. Newman (Chairman) and Crawford through January 18, 2001. In order to comply with the new requirements for audit committee members, the Audit Committee was comprised of the following individuals subsequent to January 18, 2001: Messrs. Newman (Chairman), Brown and Mahoney. The Audit Committee met three times during the fiscal year ended September 29, 2001, and no member of the Audit Committee missed a meeting, except Mr. Brown who missed one meeting.

  The Audit Committee has received the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with the independent auditors the auditors' independence from management and the Company, including matters in such written disclosures, and has considered the compatibility of non-audit services with auditor's independence.

  The Audit Committee discussed and reviewed with the Company's independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees" and, with and without management present, discussed and reviewed, the overall scope and plans for the audit, the results of their examination of the financial statements, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee also discussed audit plans and results of the internal audit examinations.

  The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended September 29, 2001 with management and the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors have a responsibility for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.

  In reliance on reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended September 29, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the reappointment of the Company's independent auditors.

AUDIT COMMITTEE:
Howard H. Newman (Chair)
Todd C. Brown
John J. Mahoney

Executive Agreements

 Employment Agreement -- Mulloy

  On July 31, 1998, the Company entered into an employment agreement with Mr. Mulloy, pursuant to which he is employed as Chief Executive Officer of the Company. The employment agreement has a term of six years from its effective date of January 1, 1999. The salary under the employment agreement is $500,000 per year, subject to increases as determined by the Board of Directors (or the Compensation and Nomination Committee) plus bonuses pursuant to the Company's bonus plan. In addition, Mr. Mulloy receives a housing allowance of $2,000 per month throughout the employment period.

  In accordance with the employment agreement, on January 1, 1999, Mr. Mulloy received options to purchase 100,000 shares of the Company's Common Stock at a price of $27.063 per share, such options becoming exercisable in installments of one-fourth each year from the date of grant. Mr. Mulloy was also granted 25,000 shares of restricted stock units on January 21, 1999. Under the terms of the agreement, the restrictions lapse one-third each year on January 1, 2000, 2001, and 2002.

  The employment agreement provides that if the Company terminates Mr. Mulloy's employment for any reason other than for Cause (as defined), the Company will continue to pay a salary to Mr. Mulloy at the same rate, plus a bonus of 75% (subsequently changed by the Board to 80%) of such salary, and allow him to continue to participate in other benefit programs, for two years after the date of termination.

 Employment Agreement -- Bronner

  On August 21, 2000, the Company entered into an employment agreement with Ms. Bronner, pursuant to which she served as President and Chief Operating Officer of the Company. In connection with her resignation from the Company on April 24, 2001, her employment agreement was amended. Pursuant to the amended agreement, Ms. Bronner is entitled to severance pay at her previous base salary level of $450,000 per year through April 30, 2004 and will continue to participate in the Company's benefit plans. She will not be entitled to any bonus for fiscal 2001 or thereafter. Under the amended employment agreement, Ms. Bronner is also entitled to receive approximately $510,000 in additional post-termination benefits, which includes $100,000 related to assistance with job transition.

  In connection with her original employment agreement, Ms. Bronner received, under the Company's 1998 Incentive Compensation Plan, a grant of 20,000 shares of restricted stock, plus options to purchase 70,000 shares of Common Stock at an exercise price of $43.00 per share. Under the amended agreement, Ms. Bronner waived any rights to the restricted stock, all of which was unvested, but it was agreed that the options will vest on their original schedule of 25% on each anniversary of her original employment agreement through August 21, 2004.

Executive Severance Agreements

  The Board of Directors authorized the Company to enter into individual Executive Severance Agreements (the "Agreements") with Messrs. Mulloy, Lubin, McCombs, Harless, and Sanders. These Agreements were dated as follows:

   Mr. Mulloy.................................................. November 4, 1996
   Mr. Lubin................................................... October 17, 1995
   Mr. McCombs................................................. January 4, 1999
   Mr. Harless................................................. August 14, 2000
   Mr. Sanders................................................. May 19, 1997

  The structure of the Agreements is substantially similar, but the terms of the individual Agreements differ in some important respects as noted below.

  The Agreements' provisions become effective upon the occurrence of a Change of Control (as described below) and continue for the duration of the severance period. With regard to Messrs. Mulloy, McCombs and Harless, the severance period is two years following a Change of Control. With regard to Messrs. Lubin and Sanders, the severance period is one and one-half years following a Change of Control. In all cases, the severance period ends with the death of the executive. If, during the severance period, an executive's employment is terminated by the Company for any reason other than death, disability or Cause (as described below), or if the executive terminates his employment for Good reason (as described below), the Company must pay to the executive a lump sum severance payment. With regard to Messrs. Mulloy and Harless, the severance payment due upon such a termination of employment is equal to two times the sum of (i) the executive's annual base pay at the highest rate in effect at any time within the 90-day period preceding the date a notice of termination of employment is given or, if higher, at the highest rate of base pay in effect within the 90-day period immediately preceding the Change of Control and (ii) the greatest amount of incentive (bonus) pay received by the executive for any calendar year or portion thereof from and including the third year prior to the first occurrence of a Change of Control. With regard to Messrs. Lubin, McCombs and Sanders, the severance payment is equal to one and one-half times the foregoing sum. Additionally, upon termination, Messrs. Mulloy, McCombs and Harless will be entitled to receive medical and life insurance benefits for the period of two years from the date of the termination or cash in lieu thereof. Messrs. Lubin and Sanders will be entitled to receive medical and life insurance benefits for the period of one and one-half years from the date of termination or cash in lieu thereof.

  Under the Agreements, "Cause" means an executive's intentional act of fraud, embezzlement, theft, damage to Company property or disclosure of confidential information that causes material harm to the Company. "Good reason" means (i) an adverse change in the executive's responsibilities; (ii) a reduction in the executive's base pay, bonus pay, or benefits; (iii) a failure of any successor to the Company to assume the obligations under the Agreement; (iv) any material breach of the Agreement by the Company; or (v) any action of the Company requiring the executive to perform his or her services at a location which is more than thirty-five miles from the location where the executive was employed immediately preceding the date of the Change in Control.

  A "Change in Control" means the occurrence of any of the following events:

    (i) Any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the beneficial owner (as defined) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities (except that an acquisition of securities directly from the Company shall not be deemed an acquisition for purposes of this clause (i));

    (ii) During any period of two consecutive years, individuals who at the beginning of the period constitute the Board, plus any new directors treated as continuing directors (as described below), cease to constitute at least a majority of the Board (treating as continuing directors all persons whose nomination or election was approved by a vote of at least two-thirds of the directors then in office who either were directors of the Company at the beginning of such two-year period or whose nomination or election to the Board was previously so approved, but excluding any director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph, and any director whose initial assumption of office occurs as a result of either an actual or threatened election contest or actual or threatened solicitation of proxies by or on behalf of any person other than the Board);

    (iii) The consummation of a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation in which no premium is intended to be paid to any shareholder participating in the merger or consolidation;

    (iv) The stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

    (v) any other event occurs which the Board determines, in its discretion, would materially alter the structure or its ownership.

  Each executive is solely responsible for all federal, state, local or foreign taxes due with respect to any payment received under the Agreements, including, without limitation, any excise tax imposed by Section 4999 of the Code. However, all payments under the Agreements would be reduced to the extent necessary so that no portion of the payments would be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive exceeds the net benefit received by the executive if no such reduction was made.

  If the Company fails to comply with any of its obligations under the Agreements or, in the event that the Company or any other person takes or threatens to take action to declare the Agreements void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from the executive, the benefits provided or intended to be provided to the executive by the Company, the executive is authorized by the Agreements to retain counsel of the executive's choice, at the expense of the Company, to advise and represent the executive in connection with any such interpretation, enforcement, or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any member of the Board of Directors, officer, stockholder, or other person or entity affiliated with the Company, in any jurisdiction.

  Benefits under the Agreements are in addition to severance amounts payable under an executive's employment agreement.

                    2. APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors recommends that proxies be voted in favor of the ratification of the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the fiscal year ending September 28, 2002. Approval of this proposal will be determined by a majority of votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

 Audit Fees and All Other Fees

  Fees for the fiscal 2001 annual audit were $0.2 million and all other fees were $1.1 million, including audit related services of $0.9 million and non-audit services of $0.2 million. Audit related services generally include fees for employee benefit audits, business acquisitions, internal audit, SEC registration statements and accounting consultations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                OTHER BUSINESS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before such meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2003 Annual Meeting of Stockholders, any stockholder proposal must be received by the Secretary of the Company prior to August 15, 2002. In addition, the form of proxy issued with the Company's 2003 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the 2003 Annual Meeting and which is not included in the Company's proxy statement. However, under the rules of the SEC, such discretionary authority may not be exercised if the stockholder proponent has given the Secretary of the Company notice of such proposal prior to October 26, 2002, and certain other conditions provided for in the Commission's rules have been satisfied.

                                          /s/ David M. Stigler
                                          David M. Stigler
                                          Secretary

December 13, 2001

PROXY                            ADVO, INC.                               PROXY
        One Univac Lane, P.O. Box 755, Windsor, Connecticut 06095-0755

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned hereby appoints David M. Stigler and Julie Abraham, and each of them, with full power of substitution, the proxies of the undersigned to vote all the shares of the Common Stock of ADVO, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 17, 2002 at the Company's corporate headquarters, One Univac Lane, Windsor, CT commencing at 11:30 a.m. (EST) or any adjournment thereof.

   In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND WILL BE VOTED "FOR" PROPOSAL 2.

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement.


                   (PLEASE VOTE, SIGN AND DATE REVERSE SIDE)




--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ITEMS 1 AND 2.                               PLEASE MARK
                                                                                                   YOUR VOTES AS        [X]
                                                                                                   INDICATED IN
                                                                                                   THIS EXAMPLE

1. Election of Directors:      WITHHOLD          Nominees for election by holders of Common Stock: 01 Todd Brown, 02 David F. Dyer,
     FOR all nominees          AUTHORITY         03 John Mahoney, 04 Gary M. Mulloy, 05 Howard H. Newman, 06 John R. Rockwell,
   listed to the right:     to vote for all      07 John L. Vogelstein.
     (except as marked      nominees listed
     to the contrary)         to the right       INSTRUCTION: To withhold your vote for any nominee(s), write that nominee's
          [  ]                    [  ]           name on the line below.
                                                 -----------------------------------------------------------------------------------
                                                 2. Ratification of the Appointment of Ernst &      I plan to attend the meeting [ ]
                                                 Young LLP as the Company's Independent Auditors
                                                 for fiscal 2002.

                                             FOR           AGAINST         ABSTAIN          PLEASE MARK, SIGN, DATE AND
                                                                                               RETURN THE PROXY CARD
                                            [  ]            [  ]            [  ]                 PROMPTLY USING THE
                                                                                                 ENCLOSED ENVELOPE.



SIGNATURE________________________SIGNATURE_____________________  DATE___________

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE